Choom™ Announces Closing of Specialty Medijuana Products

VANCOUVER, June 15, 2018 /CNW/ - Choom™ (CSE: CHOO; OTCQB: CHOOF) (the "Company" or "Choom"), an emerging fully-integrated cannabis company, is pleased to announce that today it is closing its acquisition (the "Transaction") of Specialty Medijuana Products Inc. ("SMP") pursuant to an amended and restated amalgamation agreement among Choom, Arbutus Brands Inc. and International Tungsten Inc. The Company announced the definitive agreement to effect the Transaction in a news release on March 19, 2018.

"We are excited to add SMP to the Choom group of companies under our Arbutus Brands subsidiary," states Chris Bogart, President and CEO for Choom. "Arbutus Brands will add value to the entire Choom supply chain, from seed to sale. The synergies among our Choom companies will make for an extremely bright and exciting future as we approach the legalization of the recreational cannabis market in Canada."

Transaction Highlights

The benefits of the Transaction for Choom™ include that it will:

•	Enable Choom™ to acquire SMP, which has submitted its AOR evidence package to Health Canada and expects to receive its cultivation license at any time;

•	Create significant synergies in operational infrastructure and expertise across multiple disciplines to drive strong growth potential;

•	Significantly improve and advance operational scale and production capacity; and

•	Strengthen and accelerate Choom's strategic direction as a fully-integrated cannabis company, representing a premiere lifestyle brand in Canada.

Specialty Medijuana Products Inc.

SMP, based in Canada's beautiful Sooke, BC, is committed to becoming a Licensed Producer of cannabis under the ACMPR. SMP was founded by a seasoned business team with extensive experience in growing cannabis, the operation of pharmacies, medical clinics, land development and construction. The SMP team, in conjunction with Choom's™ management team, plan to build upon their collective past business successes and leverage their expertise to create Canada's premiere lifestyle brand in adult-use cannabis.

Facility Overview

SMP's marijuana production growth strategy is expected to be executed in three phases:

•	Phase I - First Facility: AOR evidence package submitted to Health Canada: Building is at operational readiness with state-of-the-art-facilities, consistent with ACMPR standards, and SMP expects to receive its cultivation license from Health Canada in Summer 2018.

•	Phase II - Second Facility: Expand existing production by constructing an approximately 19,600 sq. ft. facility that will bring total production capacity to over 29,000 sq. ft. in the combined facility footprint.

•	Phase III - New Facility: Expand existing production by constructing two additional buildings that will increase the total building gross square footage to just over 700,000 sq. ft. This new facility, a hybrid model of indoor and greenhouse production, is expected to bring Choom's total production capacity to over 700,000 sq. ft. The Municipality of Sooke has already approved cannabis production zoning for the site. The building expansion fits within the zoning regulations and final planning for this expansion is currently underway.

The Arbutus Team

Arbutus's team has the experience to ensure that they successfully navigate the ACMPR licensing process and deliver on their vision. The team includes from SMP:

Michael Forbes

Named one of 2017's Top Entrepreneurs by Quantum Shift, Michael has a long history of creating and operating successful companies in the pharmaceutical and health care industries. Over the course of 14 years in business, he has created and operated a chain of nine pharmacies and eight medical clinics, including three methadone clinics, employing over 160 people.

This expertise led to him being nominated to help create the procedures for the College of Pharmacists of British Columbia in 2010. His expertise in creating standard operating procedures in the pharmaceutical space is vital in ensuring proper drug dispensing to the public. This experience is crucial in creating trust with the consumer and the industry at large. He holds an Honorary Degree in Business from the Ivey School of Business and a Bachelor of Science, Pharmacy. Mr. Forbes will be joining the Choom™ Board of Directors upon the completion of the Transaction.

Ian Laing

Ian has over 20 years of experience in real estate, development and construction in a range of areas, including apartment buildings, custom home construction, land development, rezoning, condominiums, commercial and industrial buildings.

Since 1998, Ian has consistently proven his ability to build and grow multimillion-dollar projects from the ground up. He has a background in Urban Land Economics from the University of British Columbia and a commitment to building with integrity. Ian is currently running four companies and has experience in the recreational space with Salt Spring Island Brewery. This experience is expected to benefit the development of SMP's business practices and the anticipated build out and scaling of facilities. SMP will rely on this expertise as it grows its facilities and expands operations.

Neil Michael MacLean

Neil MacLean has over 20 years of experience with the Department of National Defence ("DND"), primarily dealing with electronics, and previously was an environmental officer for HMCS Huron. His safety and WHMIS training, combined with his understanding of security procedures, are expected to assist SMP with compliance with the highest level of government regulations. He has effectively managed the integration of new equipment and systems, and has extensive personnel training experience, which, together with his training in environmental issues, electronics and operations of complex systems, will support the operational side of SMP.

Transaction Details

In connection with the completion of the Transaction and pursuant to the amended and restated amalgamation agreement:

•	Choom will issue 52,031,110 Choom Shares and 39,968,890 Choom Share Commitments to the former holders of common shares and special warrants of International Tungsten Inc.
•

Each Choom Share Commitment will convert into either one Choom Share or three-quarters of a Choom Share depending on the grant date of the SMP cultivation license and such Choom Shares will be subject to a three year escrow release from closing

•	Choom will issue 1,000,000 stock options
•	Choom will issue 4,000,000 Common Shares to finders

On completion of the Transaction, SMP will become an indirect subsidiary of Choom through Choom's direct subsidiary Arbutus Brands.

SAY HELLO TO CHOOMTM
The Choom brand is inspired by Hawaii's "Choom Gang"- a group of buddies in Honolulu during the 1970's who loved to smoke weed—or as the locals called it, choom. Evoking the spirit of the original Choom Gang, our brand is synonymous with cultivating good times with good friends. We are focused on delivering an elevated customer experience through our curated retail environments, high-grade handcrafted cannabis supply, and a diversity of brands for the Canadian recreational consumer.

"Chris Bogart"
President & CEO

Cautionary Statement:

NEITHER THE CANADIAN SECURITIES EXCHANGE NOR ITS REGULATIONS SERVICES PROVIDER HAVE REVIEWED OR ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Forward-looking information

Certain statements in this release are forward-looking statements, which reflect the expectations of management regarding the Transaction and Choom's future business plans. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include statements relating to the Transaction; the Offering; and the business of the Choom following the closing of the Transaction. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements, including the risk that the Canadian Securities Exchange may not approve the Transaction; that the Transaction may not be completed for any other reason; or that factors may occur which impede or prevent attainment of Chooms proposed future business plans. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Choom will obtain from them. Readers are urged to consider these factors carefully in evaluating the forward-looking statements contained in this news release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. These forward-looking statements are made as of the date hereof and Choom disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by applicable securities laws.

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SOURCE Choom Holdings Inc.

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For further information: Choom Holdings Inc., Chris Bogart, President & CEO, T: 604.683.2509, F: 604.683.2506, E: chris@choom.ca; Alex Porporo, Investor Relations, T: 604.683.2509, F: 604.683.2506, E: alex@choom.ca

CO: Choom Holdings Inc.

CNW 07:00e 15-JUN-18